SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 30, 2020

BANCORP 34, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-37912	74-2819148
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 East 10th Street, Suite 100, Alamogordo, New Mexico		88310
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (575) 437-9334

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BCTF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Employment Agreements. On July 30, 2020, Bancorp 34, Inc. (the “Company”) and Bank 34 (the “Bank”), each entered into an employment agreement with James T. Crotty, Co-President and Chief Executive Officer of the Company and the Bank.  The employment agreements are retroactively effective as of July 20, 2020

The employment agreements each have an initial term of two years.  At least 60 days prior to the anniversary date of the agreements the disinterested members of the board of directors must conduct a comprehensive performance evaluation of Mr. Crotty and affirmatively approve any extension of the agreements for an additional year or determine not to extend the term of the agreements.  If the board of directors determines not to extend the term, it shall provide the executive with a written notice of non-renewal at least 30 days, but not more than 60 days, prior to such date.  If the board fails to conduct the comprehensive performance evaluation prior to the anniversary date, the employment agreements will not renew.
Under the employment agreements, the current annual base salary for Mr. Crotty is $260,000.  Mr. Crotty’s base salary may be increased, but not decreased (other than a decrease which is applicable to all senior officers).  In addition to base salary, Mr. Crotty is entitled to a retention bonus of $200,000 payable ratably over a five-year period, on each anniversary of his employment date.  Upon the completion of 90 days of employment, Mr. Crotty will receive a grant of 25,000 stock options.  The stock options will vest in five equal annual installments on each anniversary of the grant date, provided Mr. Crotty remains employed on each such date.  He will also be entitled to participate in any bonus programs and benefit plans that are made available to management employees and will be eligible for certain perquisites, including a monthly automobile allowance of $600, a monthly cell phone allowance of $100, participation in a deferred compensation plan and 25 days of paid leave annually. Mr. Crotty will be reimbursed for all reasonable business expenses incurred.
Under the employment agreements, if the Company or the Bank terminates Mr. Crotty’s employment for “cause,” as that term is defined in the employment agreements, he will not receive any compensation or benefits after the termination date other than compensation and benefits that have accrued through his date of termination.  In the event of Mr. Crotty’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” as that term is defined in the employment agreements, Mr. Crotty will receive a severance payment equal to the base salary (in effect at the date of termination) that he would have earned during the remaining term of the employment agreements.  Such payment will be payable in a lump sum within 10 days following his date of termination.  In order to be entitled to the benefit set forth above, Mr. Crotty will be required to enter into a release of claims against the Company and the Bank.

In the event of his termination without  “cause” or for “good reason” (as each is defined in employment agreements) occurs on or after the effective date of a change in control of the Company or the Bank, Mr. Crotty will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three (3) times the sum of (i) his highest annual rate of base salary, and (ii) highest annual bonus paid to or earned by Mr. Crotty during the calendar year in which the date of termination occurs or either of the two calendar years immediately preceding the date of termination.  Such payment will be payable in a lump sum within 10 days following his date of termination.  If Mr. Crotty has an involuntary termination or terminates for good reason within six months prior to the change in control, he will be entitled to an additional payment within ten days following the change in control equal to the difference, if any, between what he would have been entitled to under the change in control provisions of the contract and the severance benefit paid to him on the involuntary or good reason termination occurring prior to the change in control.  In the event the payments and benefits payable to Mr. Crotty on a change in control result in an excess parachute payment, then under the Bank employment agreement, the severance benefit would be reduced to an amount that would avoid the occurrence of an excess parachute payment.  The Company employment agreement would not include such a reduction.

Notwithstanding anything in the employment agreements to the contrary, there will be no duplication of benefits to Executive as between the Bank and the Company employment agreements.
The employment agreements also contain certain post-employment obligations (non-competition, non-solicitation and non-disparagement) that may apply for 12 months following a termination of employment depending on the nature of the termination.

Deferred Compensation Agreement.  On July 30, 2020, the Bank and Mr. Crotty entered into a Deferred Compensation Agreement (the “Agreement”).  The purpose of the Agreement, which is effective as of July 20, 2020, is to provide Mr. Crotty with retirement benefits.

Under the Agreement, Mr. Crotty may annually elect to defer the payment of a portion of his base salary, bonus and/or performance-based compensation by filing a deferral election form with the plan administrator, setting forth the amount of the deferral and its duration. The Bank may, in its discretion, at any time make a contribution to his deferral account. Mr. Crotty will be at all times 100% vested in any of his elective deferrals and will vest in contributions made by the Bank and any interest incrementally, over a period of seven years. The Agreement provides that interest will be credited monthly on the deferral account at an annual rate equal to the greater of The Wall Street Journal prime rate on the first business day of the plan year or 5%, compounded monthly.

Benefits under the Agreement will be paid to Mr. Crotty upon attainment of his “normal retirement date” or in the event of “early retirement” or “disability” (each as defined in the Agreement), following separation from service. Benefits will be distributed in 120 monthly installments, as selected by Mr. Crotty and set forth in the Agreement.  Payment of benefits will commence on the first day of the month following his normal retirement date, separation from service or disability. In the event a “change in control” (as defined in the Agreement) occurs prior to Mr. Crotty’s normal retirement age, death or disability, followed by his separation from service, the benefit under the Agreement will be equal to his deferral account balance, determined as of the date of the separation from service, and payable in 60 monthly installments commencing on the first day of the month following his separation from service.  If Mr. Crotty dies during active service, his deferral account balance will be paid to his beneficiary in 60 monthly installments commencing on the first day of the fourth month following his death.

In the event Mr. Crotty is deemed to be a “specified employee” (as defined in the Agreement) at the time of separation from service, any payment due under the Agreement (other than due to his disability or death) will be paid on the first day of the seventh month after his separation from service.

The foregoing description of the employment agreements and the deferred compensation agreement does not purport to be complete and it is qualified in its entirety by reference to copies of the agreements included as Exhibits 10.1, 10.2 and 10.3 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

  Exhibit Number Description

Exhibit 10.1	Employment Agreement between Bancorp 34, Inc. and James T. Crotty

Exhibit 10.2	Employment Agreement between Bank 34 and James T. Crotty

Exhibit 10.3	Deferred Compensation Agreement between Bank 34 and James T. Crotty

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCORP 34, INC.

DATE: August 3, 2020	By:	/s/ Jill Gutierrez
Jill Gutierrez
Co-President and Chief Executive Officer